15045 Hwy. 23 SE Granite Falls, MN 56241
PRSRT STD US POSTAGE
PAID
GRANITE FALLS, MN
Permit No. 58
2007 Annual Meeting of Members Thursday, March 29, 2007 Prairies Edge Casino Resort Granite Falls, MN
Hello! Safety is everyone’s concern and responsibility — be it the operators, plant management, office staff or any contractor or producer who come on site. I am happy to report that GFE is continuing their record with 550 plus days of no loss time accidents (that’s over a year and a half)! There are also few “near misses” on record! That is a supreme credit to every single employee for taking the time in their daily routine to take that extra effort to make sure that they and their co-workers are performing tasks safely.
We will continue to work as a team to stay on track with safety. GFE and ICM have agreed to work together to provide safety information that ties in specifically with ethanol facilities and by performing on-site safety audits. We have scored 95 and 93 out of 100 possible during our last two audits. GFE has also established safety requirements for all visitors to the site to ensure their protection and that of our employees.
Environmentally, GFE is continuing to work with the Minnesota Pollution Control Agency to resolve issues of compliance. This has become a further opportunity for GFE to educate our employees about the Carol Company’s responsibility to the environment. GFE will continue to be the best that it can be environmentally. GFE employees have incorporated environmental aspects into their Gabbert daily job routines – just as they do the safety aspects of their jobs!
On a final note: Please take a minute to stop and think about a project you are EHS Manager working on. Is there something you could do differently to make it safer for you and the environment? It just takes a moment.
From the desk of Tracey Olson
Chief Executive Officer/General Manager
March 2007 Welcome to Granite Falls Energy! As this is my first Granite Falls Energy Newsletter article, I would like to take this opportunity to introduce myself along with several key personnel who have recently been promoted into various management positions at Granite Falls Energy.
The Plant Manager at Granite Falls Energy is Robin Spaude. Robin served as GFE’s project coordinator and construction manager from March 2001 till July 2005 at which time he became GFE’s first Maintenance Manager. In September 2006 Robin was promoted to the position of Plant Manager. Prior to joining GFE, Robin was employed for 31 years by Plews/Edelmann, a division of the Gates Rubber Company, his last 16 years as Manufacturing and Engineering Manager with multi-plant manufacturing and engineering responsibilities in the U.S. and Mexico. He played a key role in the business growth of his division from $24 million in 1990 to $85 million by 1997 via acquisition, consolidation, and lean-manufacturing strategies. Robin is a retired Army Reserve Officer with nearly 21 years service in ordinance and logistics branches, a senior member of the Society of Manufacturing Engineers (SME) and, from 1988-2007, served the Granite Falls community as Chairman of the Granite Falls Airport Commission. He is a 1969 graduate of the Minnesota West Community and Technical College in Granite Falls. He and his wife, Karon, reside in rural Granite Falls, just a “stones-throw” away from the ethanol plant. They have three married sons with successful careers in engineering and aviation and 3 grandchildren.
Our Production Manager is Lee Poppe. Lee was raised and still lives in Montevideo, MN with his wife, Stephanie and son, Klay. Lee received a Bachelor of Science degree in Agricultural Industries and Marketing from Southwest Minnesota State University and the University of Minnesota. Lee started his employment at Granite Falls Energy in August of 2005 as a Distillation and Evaporation Operator and trained into other positions through his first year of employment as a shift lead. In October of 2006, Lee was promoted to Production Manager. Lee is very interested in this fast paced industry and is anxious to explore future growth and technological advancements. Lee also works with his father on their dairy farm southwest of Montevideo.
Tom Massman is the Maintenance Manager at Granite Falls Energy. Tom was raised near Sauk Centre, MN. After high school, Tom moved to Washington State where he worked in the Potato Processing Industry for 10 years. During that period, Tom held various positions including Boiler and Refrigeration Operator, Maintenance Specialist, and R&D. Tom continued his career working at Hanford Nuclear as a Millwright with extensive experience gained in maintenance and fabrication. Tom and his wife, Lisa, moved back to the Granite Falls area with their two children and continued to work in the metal fabrication field joining Par Piping in 2000 and working at several ethanol plants until joining Granite Falls Energy in August 2005 as a Maintenance Technician. Tom was promoted to Maintenance Manager in October 2006.
Carol Gabbert is the Environmental Health and Safety (EHS) Manager at Granite Falls Energy. Carol started with Granite Falls Energy in August of 2005 as Lab Manager and then promoted to EHS Manager in December 2006. Carol is a native of the Wood Lake, MN area. Carol continued her education by attending North Dakota State University and obtaining a Bachelor of Science degree in Biotechnology. Carol then pursued a career with Southern Minnesota Sugar Beet Cooperative in Renville, Minnesota. Carol spent 11 years at Southern Minnesota Beet Sugar Cooperative in various capacities: Research Chemist, Quality Control, Production Manager, and Environmental Compliance. Carol is very proactive in her approach to Environmental Compliance and Safety and takes great pride that Granite Falls Energy has exceeded 550 days without a Lost Time Accident.
Bryan Cain was recently promoted to Lab Supervisor and he also oversees the operation of the new Cold Lime Softening System. Bryan started working in the ethanol industry in 2003 and has worked as the Cook and D&E operator and as a Shift Lead here at Granite Falls Energy. Bryan majored in Water Resources and Biology at the University of Wisconsin – Stevens Point. Before attending college he served four years in the Marine Corps in a Light Armored Recon Unit. His main interests outside of work are fishing, camping and hunting. Most of his weekends are spent going from lake to lake trying to win a fishing tournament.
As for myself, I was raised on a farm just outside of Agar, South Dakota. I obtained a Bachelor of Science degree in Electrical Engineering from South Dakota State University. Following college, I started my career as an Electrical Engineer with Nebraska Public Power District during which time; I obtained registration as a Professional Engineer. Later I was employed by an engineering firm in Minneapolis, Minnesota. In 1996, I was recruited to join Fagen Engineering to assist in the startup of a new engineering company. I held various positions at Fagen Engineering with the most recent position being Vice President of Electrical Engineering. During my tenure at Fagen Engineering, I had the opportunity to work on several projects relating to the energy field. These projects included wind turbines, gas fired combustion turbines and of course... ethanol plants. I have had the opportunity to work on several ethanol plants and to work with many industry leaders in the ethanol industry. I am very excited to be involved with a dynamic industry and to be involved with a great performing, efficient operating plant with top notch personnel. My wife Lori and I along with our two children, Ian and Anna, reside in the rural Granite Falls area.
I would also like to take this time to recognize Denise MaKarrall. Denise joined Granite Falls Energy in June of 2006 as Receptionist and Investor Services representative. Denise has been fundamental in implementing improvements and updates to the Granite Falls Energy website. Please take the time to visit the website at: www.granitefallsenergy.com. The website is hosted by DTN and has been expanded to include a multitude of topics relating to Granite Falls Energy and the ethanol industry as a whole as well as DTN weather and agricultural news. “Hats off” to Denise!
With such a dedicated team of people to work with, Granite Falls Energy is poised to continue to operate in a safe, efficient, and productive manner. In fact, 2007 is already shaping up to be another exciting year. Granite Falls Energy has recently completed a river water intake, pipeline, and water treatment project (see Robin Spaude article); Actions are being taken to modify existing environmental permits to allow for further ethanol production; and engineering studies are being performed to improve plant efficiencies. As these projects develop, we will continue to provide updates to our shareholders via the Granite Falls Energy website and newsletters. Please visit the website often to receive the most up to date releases.
Check us out on the web at www.granitefallsenergy.com

Granite Falls Energy has been busy as usual. It is hard to imagine that we now have been operational for nearly sixteen months. I will do my best to update you on some happenings since last September and give you some insight towards the future.
We have added two new Governors to our Granite Falls Energy Board. They are Ken Berg and Rod Wilkinson. As business owners themselves, both Ken and Rod bring another level of financial and risk management expertise to our team along with business diversification. Our Board of Governors is committed to the financial health of Granite Falls Energy and to returning profits to our Members.
The markets have shown extreme volatility as of late. The corn market has moved dramatically and continues to rally. This is a demand driven market and the bulls are in control right now. Natural gas has not been a big mover this winter like it has been in the past. The price of ethanol tends to follow crude prices and this has been a market that seems to move with global news along with supply and demand fundamentals. As we enter the driving season and the corn growing season for the United States, it is anybody’s guess as to where these markets will go. I am confident in the ability of the risk management group here at Granite Falls Energy to take action to limit our exposure to these ever changing markets.
The Minnesota Pollution Control Agency notified us of some alleged violations from their August 2006 inspection. So far the MPCA has required us to cut back ethanol production to 47.2 million gallons per year of denatured ethanol and to cease production of Wet Distillers Grains. We are actively pursuing options to increase production Paul Enstad and to produce the wet feed. The Cold Liming System / Water Treatment System is up and running. We are currently using Minnesota River Chairman of the water to run Granite Falls Energy and early reports have the system working fine. We now have redundant sources Board of Governers of water for our plant that should provide an ample supply of water for our future. The cost of the CLS and the pipeline is approximately $8.4 million. Glacial Lakes Energy, LLC is no longer managing Granite Falls Energy. Because of this, we have hired a Chief Executive Officer/General Manager. A bio of our new CEO, Tracey Olson, is included in his article of this newsletter.
Our fiscal year ended 10/31/06 and our net income was $34,745,668. We had an early distribution in July to our members of $320.96 per unit, paid an extra $5 million towards our long term debt and constructed the whole Minnesota River water treatment system. We had changed our fiscal year end from December 31st to October 31st at the 2005 annual meeting. One of the advantages of this is that we were told by our accounting firms our K-1’s would be available sooner to our Shareholders. Please be aware that we were not satisfied with the timeliness of the issuance of this year’s K-1’s and will make the necessary efforts to be timelier for fiscal 2007.
Our annual meeting has been scheduled for March 29th at the Prairie’s Edge Casino Resort near Granite Falls. A notice and proxy statement was sent out to all current members on or around March 1, 2007. We hope to see as many members as possible at this meeting.
Early Spring Greetings from the Administrative Staff...
The SEC reporting for the fiscal year ended October 31, 2006 is available for viewing via the SEC link on our web-site. The report that you will want to view is the “10KSB”. All current investors should have received a copy of this report by mail, along with the Notice of Annual Meeting/Proxy Statement for the annual meeting to be held on March 29, 2007. Please follow the instructions on the Proxy Card (voting page), and give us a call if you have any questions.
Our first fiscal quarter for 2007 ended on January 31st. We are currently working on the SEC reporting for this quarter which has to be filed with the SEC by March 19th. The “10QSB” report will be available for viewing on the SEC website after this date.
All investors should have received the K-1 tax forms. If you have not received yours, or have questions regarding this form, please do not hesitate to call our office. If you have address changes, please email or call them into Denise MaKarrall.
As many of you noticed we have changed the look of our GFE website. Thank you to Denise for getting this site setup. Please take some time to browse around the site. If you have any comments or suggestions, please forward them to Denise at any time.
Kelly Kadlec joined our admin staff in October 2006 as our scale room attendant and feed coordinator. Kelly schedules and monitors the loads and contracts of our distiller’s grain and assists FCE with the corn sampling. She also helps the rest of the admin staff with special tasks or projects. Kelly currently lives near Wood Lake. She is originally Stacie from the Faribault, MN area. Before her joining our team at GFE, Kelly worked for Menards, Inc. for 4 years in the commercial and contractor sales department.
Schuler All unit trades for this current session that were “matched” by Alerus Securities by February 28th, and all completed private transfer forms submitted to our office by March 15th, will be on the agenda for approval by the Board of Chief Financial Governors during the March monthly board meeting. These trades and transfers will have an effective date of April 1, 2007. You will receive your new Certificate of Ownership shortly after this date.
Officer/Controller Please log on to the Alerus Securities website to view units available for sale, recent sales or offers to purchase units. This information is available via the “Trading Capital Units” link on our website.
This newsletter contains forward-look-
ing statements which discuss the
future of the ethanol industry and our
future operating and financial perfor-
mance. These statements involve
numerous assumptions, risks and
uncertainties. Our actual results or
actions may differ materially from
these forward-looking statements for
many reasons, including the factors
identified in our periodic reports filed
with the SEC.
Please access our reports at
www.sec.gov for more information.
Granite Falls Energy commissioned the approximately $8.4 million Cold Lime Softening (CLS) system in early February 2007. Studies on the most appropriate type of water treatment system for treating river water began approximately one year ago with river water quality studies, and sampling occurring in April 2006 at a time when the river would be at its most turbid condition. The system was then designed with a possible future production expansion in mind. The GFE CLS can treat up to 2 million gallons of river water per day. Currently, the water treatment facility is operating at approximately 15% of that capacity.
This project was “fast-tracked” from design through construction. Dirt work and construction began in early August 2006 and by Mid-December the CLS building was heated and inside tanks, piping and pumps had been hydro tested. We began treating well water in early January 2007 to debug the instrumentation and treatment process equipment. By January 15th the 4200 foot river water pipeline and lift station had been hydro tested with telemetry, pump and instrumentation debug occurring and finished the following week.
The exciting part of this project has been the immediate results achieved in improved water quality, reduced utility water discharge, reduction in boiler water treatment chemicals, reduction in actual use of lime softening chemicals, extended life of R.O. system pre-filters and membranes, improvements in methanator operation, etc. It is estimated that the improved water treatment will yield an additional 42 million gallons per year of usable water that was previously discharged. Additionally, lime cake production estimates are approximately one-half of the original estimates for the amount of water being generated at current rates. Phosphorus credits that we currently “buy” for the addition of phosphorus from well water to the Minnesota River will be drastically reduced. In fact, we are removing the phosphorus present in the river water via our lime cake. Our CLS system has put us in a much better position to not only deal with these pending regulatory changes but to handle any possible future production expansion plans.
AND, our well water aquifer has been in the recovery mode since February 5th. The well pumps have been on standby since that date. As predicted from previous engineering tests, over 50% of total static water drawdown since October 2005 pumping commenced, had been recovered in approximately 2 weeks.
GFE now has two completely separate water resources, either of which can be operated at the “push of a button”. With the expandability and design redundancy of our plant, we expect to stay at the forefront of our competition in the years ahead.
Robin Spaude
GFE Plant Manager
At GFE we have planned “shutdowns” semi-annually. Our past shutdowns have gone very well. We have been able to get a number of items completed in a short amount of time. We walk through the plant periodically and look at things that need to be changed, both for ease of operation and safety, as well as future upgrades. We make a list of these things that can be done at our next shutdown. Shutdowns are the perfect time to install tie-ins and modify equipment to increase the productivity and efficiency of GFE and its employees. This past shutdown (October 2006), we installed a very simple tie-in that keeps us from disrupting the plant every three to four days.
During these shutdowns, we perform routine inspections of numerous pieces of equipment, and take the opportunity to clean portions of the process that usually are under continuous use. We also take this time to check agitator bushings in the bottom of some of our process tanks for wear and Lee Poppe replace them if needed. All of the ductwork in the energy center is cleaned thoroughly.
The evaporators tubes are hydro blasted which cleans the inside of the tubes thoroughly Production and increases efficiency. We check bearings in all of the conveyors in the energy center.
The oil is changed on all pumps and conveyor gearboxes.
Manager This spring we plan on completing these same tasks; in addition to changing out some equipment that has shown to be undersized when production is increased. We anticipate all to go well this spring and we hope to have another successful shutdown.
Granite Falls Energy has recently incorporated an electronic maintenance tracking program
Granite Falls Energy has recently incorporated an electronic maintenance tracking program called MP2. This system enables us to enter all equipment into an electronic database to help manage preventative maintenance. We currently have 1,505 pieces of equipment entered in the program. Each piece of equipment has its own unique part number which helps employees to identify the equipment and allows for an organized data base.
There are many advantages to having a maintenance tracking program. The first of which is to ensure that preventative maintenance such as cleaning and lubrication is performed at the intervals necessary to keep the equipment operating at peak performance. Weekly Preventative Maintenance work orders (PM’s) are generated and assigned to the Maintenance Technicians. The Maintenance Technicians perform the work and identify on the PM form the amount of time it took to perform the work, the materials used in performing the work, and any additional comments regarding excessive wear, etc. that may have been observed. These notes are reviewed and entered back into the MP2 program. By entering the information back into the system for each piece of equipment, instant access to the history of a piece of equipment is available to allow the plant to trend performance of the equipment and help anticipate potential problems and make corrections to minimize unscheduled outages.
Another advantage of MP2 is that it allows the user to track the cost of operating and maintaining each piece of equipment from how often we change gaskets to how much oil is used. With this information documented and entered into the program, it helps in the reordering process of replacement parts and lubrication. Right now there are 1,602 inventory items entered in the program. These items have been entered by reference to original purchase orders that are kept on file. The MP2 program lists suppliers for each item. Once the physical inventory of spare parts and lubrication is entered into the program, the program is able to track inventory and it allows the use of minimum and maximum parameters for each inventory item. The program will then generate purchase orders for each inventory item once the minimum parameter is met. This will assist the plant in maintaining stock inventory.
We continually find ways to utilize the MP2 program to help manage the operations and maintenance of the plant. MP2 has been a good investment that shall serve us well into the future.